Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 17, 2011	For more information:
Gregory W. Kleffner
FOR IMMEDIATE RELEASE	EVP, Chief Financial Officer
(904) 346-1500
investorrelations@steinmart.com

STEIN MART, INC. REPORTS THIRD QUARTER AND YEAR-TO-DATE 2011 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and first nine months ended October 29, 2011.

Overview of Results

Net loss for the quarter was $1.8 million or $0.04 per diluted share compared to net income of $4.3 million or $0.10 per diluted share in 2010. Net income as adjusted for the third quarter of 2010 was $1.6 million or $0.04 per diluted share. See “Results as Adjusted” for information on “as adjusted” amounts for 2011 and 2010.

For the first nine months, net income was $15.4 million or $0.34 per diluted share compared to net income of $29.9 million or $0.67 per diluted share for the same period in 2010. Net income as adjusted for the first nine months of 2011 was $14.2 million or $0.31 per diluted share compared with $17.3 million or $0.39 per diluted share in 2010.

Comparable store sales decreased 2.9 percent for the quarter. Net sales were $258.5 million, a decrease of 3.5 percent from $267.9 million in 2010. Sales during the quarter improved relative to last year from the significant shortfall in August to the October comparable sales increase of 0.1%. As we previously reported, August sales were adversely impacted by a shift in our advertising media mix for the largest promotional event of the month and Hurricane Irene. Comparable store sales for the first nine months of 2011 decreased 0.7 percent. Net sales for the first nine months of 2011 were $832.2 million, a decrease of 1.5 percent, compared to $844.8 in the same period in 2010.

“While not where we want them to be, we are pleased that our sales gained momentum after August, returning to slightly positive comps for October,” said Jay Stein, interim chief executive officer of Stein Mart, Inc. “However, the shortfall in sales at the beginning of the quarter drove lower margins as we were aggressive in clearing inventories to keep them aligned with our sales results.”

“We are satisfied with the October sales results given our reliance on fewer coupons”, added Stein. “Promotions will continue to be an important driver of customer foot traffic but we need to get back to being an every day value merchandise focused retailer. We are working to seek the right promotional balance to increase our traffic while keeping margins at acceptable levels.”

In the third quarter, gross profit decreased to $61.5 million or 23.8 percent of net sales compared to $68.0 million or 25.4 percent of net sales in the third quarter 2010. The decrease in the gross profit rate is the result of higher markdowns, negative leverage of occupancy costs and higher buying costs.

Also in the third quarter, selling, general and administrative expenses (“SG&A”) increased slightly to $71.3 million or 27.6 percent of net sales compared to $70.2 million or 26.2 percent of net sales during the same period last year. Other income was $1.9 million higher than in 2010 due mostly to a $1.6 million performance-based incentive from General Electric Money Bank related to our credit card portfolio under the prior agreement.

For the first nine months of 2011 gross profit was $216.7 million or 26.0 percent of net sales compared to $224.6 million or 26.6 percent of net sales in 2010. The gross profit rate decreased as a result of higher markdowns and buying costs. SG&A decreased to $211.6 million or 25.4 percent of net sales in the first nine months of 2011 from $211.9 million or 25.1 percent of net sales last year.

Other income was $20.1 million in the first nine months of 2011 compared to $24.4 million in 2010. Other income as adjusted increased to $18.0 million from $14.8 million in 2010 due to higher income from the credit card program and the leased shoe department.

Results as Adjusted

Results for the first nine months of 2011 include a first quarter pre-tax gain of $2.0 million ($1.2 million after tax or $0.03 per diluted share) to correct an error in the Company’s credit card reward liability (recorded in other income). Excluding this gain, net income as adjusted was $14.2 million and earnings per diluted share were $0.31.

Results for the first nine months of 2010 include a net pre-tax gain of $8.5 million, comprised of a $9.7 million gain to recognize cumulative breakage on unused gift and merchandise return cards (reported in other income) and an offsetting pre-tax charge of $1.2 million associated with changing the physical inventory process (reported in SG&A expense). These items, which were recorded in the second quarter, positively impacted net earnings per share by $0.14 in 2010. Adjusted results for 2010 exclude this net gain.

The effective tax rate (ETR) was lower in 2010 than 2011 due to the impact of favorable changes in book/tax differences on the deferred tax valuation allowance and favorable settlements of state income tax examinations which benefitted 2010 earnings. Adjusted 2010 net income and diluted earnings per share using the 2011 normalized ETR of 39.7 percent were $1.6 million and $0.04 for the third quarter and $17.3 million and $0.39 for the first nine months.

Balance Sheet Highlights

Cash at the end of the third quarter of 2011 was $102.5 million, an increase of $22.0 million from the same time last year. We continue to have no debt. Inventories were $276.7 million at the end of the third quarter compared to $281.0 million in 2010, a decrease of 1.5 percent.

Share buyback

During the third quarter of 2011, the Company repurchased 1.1 million shares at a total cost of $7.8 million. Total purchases under the current repurchase authorization total 1.4 million at a cost of $10.2 million.

Store network

Two stores were opened during the third quarter bringing the total number of stores to 262 on October 29, 2011, compared to 263 at the same time last year. The Company relocated two stores in the third quarter. The Company opened a new store in Denver last week and expects to close one store at the end of the fourth quarter resulting in 262 stores at year-end.

Conference Call

A conference call for investment analysts to discuss the Company’s third quarter results will be held at 10 a.m. ET today, Thursday, November 17, 2011. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through November 30, 2011.

Investor Presentation

Stein Mart’s third quarter 2011 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	October 29, 2011	January 29, 2011	October 30, 2010

ASSETS
Current assets:
Cash and cash equivalents	$102,495	$80,171	$80,546
Inventories	276,738	232,295	280,986
Prepaid expenses and other current assets	37,807	27,968	25,556

Total current assets	417,040	340,434	387,088
Property and equipment, net	100,564	79,964	77,313
Other assets	14,976	16,046	14,614

Total assets	$532,580	$436,444	$479,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$168,378	$95,545	$137,573
Accrued expenses and other current liabilities	74,641	72,587	73,069

Total current liabilities	243,019	168,132	210,642
Other liabilities	32,305	21,061	19,691

Total liabilities	275,324	189,193	230,333
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,654,608, 44,396,504 and 43,460,452 shares issued and outstanding, respectively	437	444	435
Additional paid-in capital	15,702	21,126	19,041
Retained earnings	240,661	225,225	228,637
Accumulated other comprehensive income	456	456	569

Total shareholders’ equity	257,256	247,251	248,682

Total liabilities and shareholders’ equity	$532,580	$436,444	$479,015

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended October 29, 2011	13 Weeks Ended October 30, 2010	39 Weeks Ended October 29, 2011	39 Weeks Ended October 30, 2010

Net sales	$258,520	$267,887	$832,233	$844,840

Cost of merchandise sold	197,064	199,862	615,486	620,208

Gross profit	61,456	68,025	216,747	224,632

Selling, general and administrative expenses	71,291	70,165	211,581	211,852

Other income, net	6,602	4,699	20,059	24,434

Income (loss) from operations	(3,233)	2,559	25,225	37,214

Interest income, net	16	13	23	37

Income (loss) before income taxes	(3,217)	2,572	25,248	37,251

Income tax benefit (provision)	1,437	1,723	(9,812)	(7,319)

Net income (loss)	$(1,780)	$4,295	$15,436	$29,932

Net income (loss) per share:

Basic	$(0.04)	$0.10	$0.34	$0.68

Diluted	$(0.04)	$0.10	$0.34	$0.67

Weighted-average shares outstanding:

Basic	43,248	42,677	43,731	42,600

Diluted	43,248	43,714	44,038	43,509

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended October 29, 2011	39 Weeks Ended October 30, 2010
Cash flows from operating activities:
Net income	$15,436	$29,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,714	12,937
Share-based compensation	2,544	2,281
Store closing charges	327	286
Impairment of property and other assets	—	575
Deferred income taxes	11,652	6,570
Change in valuation allowance for deferred tax assets	—	(6,570)
Tax (deficiency) benefit from equity issuances	(233)	2,077
Excess tax benefits from share-based compensation	(303)	(2,032)
Changes in assets and liabilities:
Inventories	(44,443)	(62,861)
Prepaid expenses and other current assets	(12,465)	(4,266)
Other assets	(1,222)	(498)
Accounts payable	72,833	57,255
Accrued expenses and other current liabilities	(2,878)	(13,504)
Other liabilities	1,223	(1,348)

Net cash provided by operating activities	56,185	20,834

Cash flows from investing activities:
Capital expenditures	(24,366)	(22,007)

Net cash used in investing activities	(24,366)	(22,007)

Cash flows from financing activities:
Capital lease payments	(2,056)	—
Excess tax benefits from share-based compensation	303	2,032
Proceeds from exercise of stock options and other	2,500	834
Repurchase of common stock	(10,242)	(2,122)

Net cash (used in) provided by financing activities	(9,495)	744

Net increase (decrease) in cash and cash equivalents	22,324	(429)
Cash and cash equivalents at beginning of year	80,171	80,975

Cash and cash equivalents at end of period	$102,495	$80,546